Exhibit 99.1

As used in this Exhibit 99.1, “we,” “us,” “our,” “Entellus,” “Entellus Medical,” the “Company” and similar designations refer to Entellus Medical, Inc., a Delaware corporation, and its consolidated subsidiary, unless otherwise specified. Entellus Medical, Inc. and our logo are our trademarks. This Exhibit 99.1 also includes trademarks, tradenames and service marks that are the property of us and of other organizations. Solely for convenience, our trademarks and tradenames referred to in this Exhibit 99.1 appear without any “™” or “®” symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of any applicable licensor, to these trademarks and tradenames.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Exhibit 99.1 includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend” and similar words or phrases. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in them. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	estimates of our future revenue, expenses, capital requirements and our needs for additional financing and our ability to obtain additional financing in the future, on favorable terms or at all;

•	the implementation of our business model and strategic plans for our products, technologies and businesses;

•	our ability to manage and grow our business by expanding our sales to existing customers or introducing our products to new customers and expanding into new territories;

•	our future operating losses and ability to achieve or sustain profitability;

•	the dependence of our net sales on our XprESS family of products, future market acceptance and adoption of such products, appropriate pricing and adequate levels of coverage or reimbursement for procedures using such products;

•	our ability to successfully develop and commercialize new ear, nose and throat products;

•	risks and uncertainties involved in our recent acquisition of XeroGel assets, including the failure to realize intended benefits from the transaction or delay in realization thereof; the integration may take longer, be more difficult, time-consuming or costly to accomplish than expected; and business disruption after the transaction, including adverse effects on employee retention, and certain assumptions or estimates proving inaccurate;

•	not successfully competing against our existing or potential new competitors;

•	risks and uncertainties involved in our international operations;

•	the effect of the implementation by Centers for Medicare & Medicaid Services in 2017 of reduced reimbursement for out-patient sinus surgery that involves surgery on multiple sinuses; and

•	our preliminary unaudited financial results for the three months and year ended December 31, 2016.

Discussions containing these forward-looking statements may be found throughout this Exhibit 99.1. Forward-looking statements speak only as of the date the statements are made. We undertake no obligation to update the forward-looking statements or to reflect events or circumstances. The risks discussed in our other periodic filings with the Securities and Exchange Commission should be considered in evaluating our prospects and future financial performance.

Our Company

We are a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis in both adult and pediatric patients. Our platform of products provides effective and easy-to-use solutions and is designed to simplify everything from diagnosis and patient selection, to complex case revisions and post-operative care. Our three core product lines, XprESS Multi-Sinus Dilation Systems, MiniFESS Surgical Instruments, and FocESS Imaging & Navigation, are designed to enable ear, nose and throat, or ENT, physicians to conveniently and comfortably perform a broad range of procedures in the ENT physician office and to simplify operating room-based treatment. When used as a stand-alone therapy in the doctor’s office, our XprESS balloon sinus dilation products are the only devices proven in a sufficiently powered prospective, multicenter, randomized, controlled trial to be as effective as functional endoscopic sinus surgery, or FESS, the primary surgical treatment for chronic and recurrent sinusitis. Patients treated with our products in this trial in the ENT physician office also experienced faster recovery, less bleeding at discharge, less use of prescription pain medication and fewer post-procedure debridements than patients receiving FESS.

We believe our minimally invasive balloon sinus dilation devices and additional sinus surgery products sold by us have facilitated a shift towards office-based treatment of chronic and recurrent sinusitis patients who are candidates for sinus surgery in the operating room. We believe this shift has been facilitated by our technology and clinical data, as well as procedure economics that are favorable to the healthcare system, patient and provider. Our XprESS family of products is used to treat patients with inflammation of the frontal, ethmoid, sphenoid and maxillary sinuses and is specifically designed for ease-of-use in the ENT physician office setting. Our XprESS family of products includes our XprESS Pro device, our XprESS LoProfile device and our XprESS Ultra device. We derive a significant portion of our revenue from our XprESS family of products. Our research and development efforts are focused primarily on enhancing our XprESS family of products and broadening their indications for use, as well as developing new related products.

We have a diverse customer base of ENT physicians, hospitals and ambulatory surgery centers, or ASCs, with no single customer accounting for more than 5% of our revenue during the year ended December 31, 2015 or the nine months ended September 30, 2016. Our customers are reimbursed by governmental and private health insurers for procedures using our products pursuant to reimbursement codes specific to the setting of the procedure.

Our direct U.S. sales force engages in sales efforts and promotional activities focused on ENT physicians. As of September 30, 2016, we employed a total of 148 full-time persons in our direct sales organization, representing an increase of 22 from the 126 persons we employed full-time as of September 30, 2015. We have expanded our sales force to include a total of 89 full quota-carrying representatives as of September 30, 2016, an expansion of 10% from our 81 full quota-carrying representatives as of September 30, 2015. As of September 30, 2016, our full quota-carrying representatives sold at an annualized rate of approximately $739,000. We expect to continue to expand our sales force and staffing to further penetrate the sinusitis market.

In the second quarter of 2015, we established a subsidiary in the United Kingdom and started the process of selling our products either directly or through distributors in over ten countries using a combination of direct sales representatives and a network of independent distributors with experience in selling products into ENT markets in those regions. We intend to continue to increase our presence outside the United States through expansion of our U.K. sales force and the addition of distributors.

From October 2014 to June 2015, we sponsored the XprESS Pediatric Study, a prospective, multicenter, non-randomized study, in which 50 pediatric patients ranging in age from two to 21 years were treated at four clinical centers in the United States. In November 2015, the results of this study were published online, ahead of print publication in International Forum of Allergy & Rhinology in November 2016. The purpose of this study was to demonstrate safety and technical success rates with the XprESS device to support an expanded indication for use in pediatric patients. A total of 157 of 157, or 100%, sinus ostia were successfully dilated with our XprESS device and no device- or procedure-related adverse events were reported. Six months after treatment, 92% of patients improved by the minimal clinically important difference of 1.0 or more on the Sinus and Nasal Quality of Life Survey. We received clearance from the U.S. Food and Drug Administration, or FDA, for the expanded indication in November 2015. The expanded indication includes treatment of maxillary sinuses in patients two years and older, and treatment of the frontal and sphenoid sinuses in patients 12 years and older. We estimate there are in excess of 60,000 pediatric patients that suffer from chronic sinusitis and are targeted for FESS but who are potential candidates for a procedure involving balloon sinus dilation products. We believe we are the only company to have received FDA clearance for balloon sinus dilation to treat the frontal and sphenoid sinuses in adolescents.

In June 2016, we completed enrollment for Phase 2 of our clinical study to treat Eustachian tube dysfunction with our XprESS device. This study is limited to 70 patients and follows the completion of Phase 1 of the study, which included 10 patients.

In June 2016, we also acquired and entered into an exclusive license for the XeroGel assets with CogENT Therapeutics, LLC for $11.0 million in cash. Under the terms of the agreements, we now manufacture and sell XeroGel to hospitals, physician offices and ASCs. Prior to the transaction, we were the exclusive distributor of XeroGel in the United States. The distribution agreement between the two parties was terminated in connection with the transaction. As a result of the XeroGel acquisition, we began recognizing all XeroGel revenue on a gross basis effective June 29, 2016. Given the timing of the XeroGel acquisition, the estimated fair value of the net assets acquired as of June 30, 2016 was preliminary and subject to change. While we used our best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired at the acquisition date, they are inherently uncertain and subject to refinement. As a result, during the measurement period, we have recorded adjustments to the assets acquired. Intangible assets increased from $6.4 million to $10.2 million, excluding amortization, and goodwill decreased from $4.3 million to $0.5 million. We may continue to assess and refine the purchase price allocation through the end of the measurement period, which, in accordance with applicable accounting standards, should not exceed one year from the date of the XeroGel acquisition.

In December 2016, the National Institute for Health and Care Excellence, or NICE, provided positive guidance for use of our XprESS Multi-Sinus Dilation System, recommending it for use in patients with uncomplicated chronic sinusitis who do not have severe nasal polyposis. In these patients, NICE has asserted that, in comparison with FESS, our XprESS Multi-Sinus Dilation System works as well, is associated with faster recovery times and can more often be performed under local anesthesia. The NICE guidance indicates that our XprESS Multi-Sinus Dilation System is cost saving compared to FESS based on device cost, length of FESS procedure and assuming the treatments are performed under local anesthetic, in an outpatient setting. NICE estimates that, by adopting our technology, the National Health Service in England may save up to £7.4 million per year by 2020. The NICE guidance is specific to the XprESS Multi-Sinus Dilation System and does not extend to any other balloon sinus dilation technology.

We manufacture all of our proprietary products, other than XeroGel, at our facility in Plymouth, Minnesota with components supplied by external suppliers. XeroGel continues to be manufactured in Hayward, California. We increased the size of our facility in February 2016 by approximately 19,700 square feet to a total of approximately 52,000 square feet. As of September 30, 2016, our manufacturing organization included 36 people. We expect the capacity of our current facilities to be able to meet expected demand through at least the end of 2020.

For the three months ended September 30, 2016, we generated revenue of $17.9 million and had a net loss of $9.5 million compared to revenue of $14.8 million and a net loss of $6.1 million for the three months ended September 30, 2015. For the nine months ended September 30, 2016, we generated revenue of $53.5 million and had a net loss of $21.4 million compared to revenue of $43.5 million and a net loss of $13.3 million for the nine months ended September 30, 2015. We expect to continue to incur operating losses through 2017 as we intend to continue to expend resources to expand our organization to support planned sales growth and expansion while also continuing to invest in the development of next-generation products and new products for the ENT market. As of September 30, 2016, we had an accumulated deficit of $143.5 million.

New Products

Product innovation continues to be an important part of our strategy. In the third quarter of 2016, we commercially launched our Cyclone Sinonasal Suction and Irrigation System, which is designed to provide simultaneous suction and irrigation for easy, comfortable saline lavage, and in the fourth quarter of 2016, we initiated limited launches of our Entellus Medical Shaver System and our FocESS Wireless High Definition Camera System. We expect to complete full commercial launches of the latter products in the first quarter of 2017.

As we continue to launch new products, such as the products described above, some of these products may have lower gross margins than our historical average. We also anticipate that some pricing pressures and our continued international expansion may impact our gross margins. As a result, our gross margins in the near future are likely to be moderately lower than our gross margins that are anticipated for the quarter ended December 31, 2016. In addition, as we increase our revenue from sales of new or existing products, we also expect our selling and marketing expenses to increase primarily as a result of increased compensation expenses for existing and new sales personnel, including stock-based compensation. Further, as we expand our commercial infrastructure to both drive and support our planned growth, our general and administrative expenses will continue to increase. These factors are expected to continue to increase our operating expenses in the near future and contribute to continued net losses.

Reimbursement and Procedure Economics

As of December 2016, third-party payor insurance coverage for stand-alone balloon sinus dilation procedures was available for an estimated 230 million persons in the United States, which represents 80% of covered lives. Positive coverage decisions for stand-alone balloon sinus dilation performed in the physician office setting are in place with many third-party payors including Medicare, UnitedHealthcare, Aetna, Cigna, Humana, Kaiser Permanente, TRICARE, Health Net and in certain states Medicaid and Blue Cross Blue Shield plans. Balloon sinus dilation has the support of the American Academy of Otolaryngology and the American Rhinological Society, both of which have written positive policy statements for balloon sinus treatment and participate in efforts to obtain coverage.When balloon sinus dilation is performed adjunctively with standard FESS as a hybrid procedure, existing FESS codes are used and insurance coverage was available for an estimated 88% of covered lives in the United States as of December 2016.

The 2017 Medicare national average payment rates for stand-alone balloon sinus dilation and FESS are shown below. As an example of cost savings to the healthcare system from office balloon sinus dilation procedures, the 2017 Medicare national average payment rate to a physician performing bilateral maxillary sinus dilation in the office and a nasal endoscopy exam one week later is $3,297. By comparison, treating the same patient with FESS including ethmoidectomy in an ASC and performing a debridement one week later costs Medicare $5,066, or 54% more. Treating that same patient with FESS including ethmoidectomy in a hospital out-patient department with a debridement one week later costs Medicare $5,749, or 74% more than balloon sinus dilation office treatment.

Sinuses Dilated	2017 Medicare National Average Payment Rates
	Office Balloon Sinus Dilation	FESS in Hospital	FESS in ASC	% FESS costs more than dilation: Hospital & ASC
Maxillary + Ethmoid	$3,297	$5,749	$5,066	74% & 54%
Maxillary + Frontal + Ethmoid	$4,902	$6,527	$7,552	33% & 54%
Maxillary + Frontal + Sphenoid + Ethmoid	$6,447	$6,948	$9,681	8% & 50%

Note: National average payment rates include the total reimbursement made to physicians and facilities for the balloon sinus dilation or FESS procedure plus cost of post-FESS debridement or post-balloon sinus dilation nasal endoscopy. Ethmoidectomy is performed with all FESS procedures.

Preliminary Financial Results for the Three Months and Year Ended December 31, 2016

Set forth below are certain preliminary revenue, gross margin and net loss expectations for the three months and the year ended December 31, 2016. These preliminary results represent our estimates which are based only on currently available information and do not present all necessary information for an understanding of our financial condition as of December 31, 2016 or our results of operations for the three months of the year ended December 31, 2016. As we complete our year-end financial close process and finalize our full-year 2016 audited financial statements, we will be required to make significant judgments in a number of areas, including inventory, reserves for bad debt and sales returns and allowance and stock-based compensation. This financial information has been prepared by and is the responsibility of our management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary financial data or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. We expect to complete our audited financial statements for the year ended December 31, 2016 subsequent to the completion of this offering. While we are currently unaware of any items that would require us to make adjustments to the financial information set forth below, it is possible that we or our independent registered public accounting firm may identify such items as we complete our audited financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary estimates. These preliminary estimates are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere or incorporated by reference in the prospectus supplement and the accompanying prospectus.

We estimate that our total revenue for the three months ended December 31, 2016 was between approximately $21.5 million and $21.7 million, as compared to $18.1 million for the three months ended December 31, 2015, and that our total revenue for the year ended December 31, 2016 was between approximately $75.0 million and $75.2 million, as compared to $61.6 million for the year ended December 31, 2015. The estimated increase in total revenue was primarily attributable to the sale of new products and an increase in sales of our XprESS family of products, and was despite foreign currency exchange rates negatively impacting revenue for the three months ended December 31, 2016 by approximately $0.1 million and for the year ended December 31, 2016 by approximately $0.2 million. We consider new products to be any product released within the last 24 months.

We estimate that our gross margin for the three months ended December 31, 2016 was between approximately 74.0% and 74.1%, as compared to 76.0% for the three months ended December 31, 2015, and that our gross margin for the year ended December 31, 2016 was between approximately 75.0% and 75.1%, as compared to 77.2% for the year ended December 31, 2015. The estimated decrease in gross margin was primarily attributable to product mix from an introduction of new products and continued international expansion.

We estimate that our net loss was between approximately $7.1 million and $8.1 million for the three months ended December 31, 2016, as compared to $5.0 million for the three months ended December 31, 2015, and that our net loss for the year ended December 31, 2016 was between approximately $28.5 million and $29.5 million, as compared to $18.3 million for the year ended December 31, 2015. The estimated increases in net loss for the three months and full year ended December 31, 2016 as compared to the prior year periods were primarily due to increased compensation and other employee-related expenses resulting from expansion of our sales and corporate staff. The estimated increases were also attributable to investments related to the launch of new products and other corporate charges, including expenses associated with our recent senior management changes.